Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of First Internet Bancorp on Form S-3 of our reports dated March 14, 2017 on our audits of the consolidated financial statements of First Internet Bancorp as of and for the years ended December 31, 2016 and 2015 and the effectiveness of the Company’s internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of First Internet Bancorp for the year ended December 31, 2016. We also consent to the reference to our firm under the caption “Experts”.

/s/ BKD, LLP

Indianapolis, Indiana

August 9, 2017